Exhibit 99.1

Material Sciences Corporation Promotes Pawlak to Chief Financial Officer

ELK GROVE VILLAGE, Ill., Feb 10, 2010 /PRNewswire via COMTEX/ — Material Sciences Corporation (OTC Bulletin Board: MASC), a leading provider of material-based solutions for acoustical and coated metal applications, today announced that James D. Pawlak was promoted to vice president, chief financial officer, corporate controller and corporate secretary, effective immediately.

“We are extremely pleased to promote Jim to these new roles,” said Clifford D. Nastas, chief executive officer. “His 20 years of experience in a variety of financial positions at MSC is a valuable asset to our management team as the company moves forward.”

Since joining MSC in 1990, Pawlak has progressed through several positions of increasing financial responsibility, most recently as director of finance. He holds a degree in finance [corrected] from Northern Illinois University and is a certified public accountant.

Pawlak succeeds James M. Froisland—who had served as CFO, CIO and corporate secretary—and Robert Rogowski—who was vice president and corporate controller. “Jim Froisland and Bob Rogowski have been dedicated members of this organization. We are grateful for their commitment and contributions to the company, and they have our best wishes in their future endeavors. These changes are consistent with MSC’s strategy to ensure the company is effectively sized for its current operating environment,” Nastas added.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated metal applications. Material Sciences uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems. The company’s stock is traded on the OTC Bulletin Board under the symbol MASC.

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